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                                 EXHIBIT 10(j)

                 EMPLOYMENT ARRANGEMENT BETWEEN THE REGISTRANT
                   AND DAVID RZASA, DATED SEPTEMBER 30, 1996




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[LOGO]


                              September 30, 1996



PERSONAL AND CONFIDENTIAL


David M. Rzasa
12180 E. Paradise Drive
Scottsdale, AZ 85259


Re:  Terms of Employment

Dear David:

     I am pleased to send you this letter confirming the terms of the employment offer that we have discussed.

     Your title will be Vice President and General Manager - Remote Access PMU. In this capacity you will report directly to me. Your duties will include being fully responsible for all aspects of the Remote Access PMU.

     Your base salary will be $150,000.00 per year, and it will be reviewed annually. You will have a bonus potential of one hundred ten percent (110%) of your base salary. Your bonus will be earned solely on the basis of meeting
Digi's approved net earnings goal for FY 97.   One-third (1/3) of the first
year's bonus is guaranteed and will be paid quarterly.

     Your start date will be October 14, 1996. You will be entitled to all of the standard medical and other employee benefits at Digi. I understand that you have concerns about the waiting period before you are eligible for Digi's benefits. Although we cannot change the waiting period I am willing to address this issue once you advise me of the details of your insurance situation with your current employer. If appropriate, Digi is willing to pay for your COBRA payments during the 90 day waiting period before you are eligible for the standard employee benefits.

     In addition you will be granted an option to purchase 30,000 shares of Digi stock. The strike price will be the price of Digi stock at the close of the day you accept employment at Digi. The stock will vest over five (5) years at a rate of twenty percent (20%) per year on each of the first through fifth anniversaries of your start date at Digi, i.e. 6,000 shares per year.

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David M. Rzasa
September 30, 1996
Page 2

     In addition Digi will pay for your direct relocation expenses, including the cost of moving your household goods and closing costs for the sale of your present home and the purchase of a new home, such as real estate brokers'
commissions.   Digi will also pay for up to three months of your interim living expenses, if necessary. Also, if necessary, Digi will help you obtain interim or bridge financing, at no cost to you, for the purchase of your new home for the period of time between closing on the purchase of your new home and the closing on the sale of your present home (up to a maximum of 90 days). More specifically, Digi will pay any lender's fees and interest on the bridge loan for the purchase of your new home up to a maximum of 90 days. In the event that you obtain both a bridge loan (for the amount of your equity in your present home) and a permanent loan for the remainder of your purchase price of your new home, Digi will pay both the bridge loan lender's fees and expenses for up to 90 days plus the mortgage payments on the permanent financing for 90 days. If necessary Digi's help will be in the form of guaranty by Digi of such interim or bridge financing and, at Digi's option, such guaranty may be secured by your present home.

     In the event that Digi were to terminate your employment before October 21, 1997, for any reason other than "cause", Digi will pay you severance of $112,500. The definition of "cause" is attached for your information.

     Please signify your acceptance of these terms by signing in the space provided below and returning a signed copy to me no later than Friday, October 4, 1996. If you have any questions regarding the above please feel free to contact me.

     Dave, let me also state my distinct pleasure to have you on our management team. I thought we would get together after we first met over a year ago. I'm proud that it is now a reality.

                                       Very truly, yours,


                                       /s/  Erv F. Kamm, Jr.
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                                       Erv F. Kamm, Jr.
                                       President and Chief Executive Officer

ACCEPTED:

/s/  David M. Rzasa
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David M. Rzasa

Dated: 10-4-96
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                             DEFINITION OF CAUSE


     For the purpose of Erv Kamm's letter of September 30, 1996, "cause shall mean only the following :

     (i) indictment or conviction of, or a plea of nolo contendre to (a) any felony (other than a felony arising out of negligence) or any misdemeanor involving moral turpitude, or (b) any crime or offense involving dishonesty with respect to Digi International, Inc. or any of its subsidiaries, (collectively, the "Company");
     (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude;
     (iii)  repeated material negligence in the performance of your duties;
     (iv) your failure to devote substantially all of your working time and efforts during normal business hours to the Company;
     (v) knowing engagement in conduct which is materially injurious to the Company;
     (vi) knowing failure, for your own benefit, to comply with the Company's policies concerning confidentiality;
     (vii) knowingly providing materially misleading information concerning the Company to the Company's Chief Executive Officer or Board of Directors, any governmental body or regulatory agency or any lender or other financing source or proposed financing source of the Company; or
     (viii) nonperformance resulting from your disability) which failure is not cured within thirty (30) days after written notice from the Chairman of the Board or the Chief Executive Officer of the Company specifying the act of nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such nonperformance.